EXHIBIT 10.2
CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (the “Agreement”) is made and entered into on the this 6th day of July, 2006, by and between Coast To Coast Equity Group, Inc., a Florida corporation (“Consultant”), with its principal place of business at 9040 Town Center Parkway, Bradenton, FL 34202, and Quetzal Capital 1, Inc., a Florida corporation with its principal place of business at 628 Jamie Circle King of Prussia, PA 19406 (“QC1”) (QC1 and Consultant being hereinafter collectively referred to as the “Parties” and generically as a “Party”).

WITNESSETH:

WHEREAS, Consultant is in the business of providing services to public companies pertaining to dissemination of information to their shareholders and the investment community, as required by the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for purposes of improving such public companies’ capital-raising abilities and in order to provide liquidity in the trading of their securities; and

WHEREAS, QC1 desires to develop a program for dissemination of information pursuant to its obligations under the Exchange Act in compliance with the restrictions on dissemination of material inside information contained in Regulation FD, Sections 20 and 21A of the Exchange Act, federal and state anti-spamming laws, and in compliance with the requirements of Section 17(b) of the Securities Act of 1933, as amended (the “Securities Act”), and deems it to be in its best interest to retain Consultant to render to QC1 such services as may be needed; and

WHEREAS, Consultant is ready, willing and able to render such services to QC1 as hereinafter described on the terms and conditions more fully set forth below:

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
Consulting Services.

I. Agreement to Provide Consulting Services
A. 1. QC1 hereby retains Consultant as an independent contractor to QC1, and Consultant hereby accepts and agrees to such retention.

2. Consultant will render to QC1 the services agreed herein as an independent services consultant.

3. Consultant will assist QC1 to disseminate information pursuant to its obligations under the Exchange Act and in compliance with the restrictions on dissemination of material inside information pursuant to Section 17(b) of the Securities Act and in compliance with federal and state anti-spamming laws.

4. Consultant will:

a. Organize and disseminate corporate information to potential investors as part of its investor relations services in compliance with applicable laws;

b. Appoint and pay for a legal counsel in connection with the preparation of corporate authorizations, board minutes, agreements, and proxy agreements on behalf of QC1 in order for QC1 to fulfill its prerequisites to execution of the Share Exchange Agreement of even date herewith.

c. Maintain a branch office and all expenses thereof wherever Consultant’s office is located area for the benefit of QC1 for the two (2) year period following the effective date of the Share Exchange Agreement.

5. Consultant will not directly or through intermediaries, perform any activities that would constitute violations of federal or applicable state securities or other laws either on behalf of QC1 or Consultant.

B. 1. It is acknowledged and agreed by QC1 that Consultant carries no professional licenses and is not rendering legal advice, performing accounting services or acting as an investment advisor or broker-dealer within the meaning of applicable state and federal securities laws.

2. It is further acknowledged and agreed by QC1 that the services to be provided to QC1 hereunder are presently not contemplated to be rendered in connection with the offer and sale of securities in a capital-raising transaction, such as would require registration as a broker or dealer in securities under applicable state or federal securities laws.

3. The services of Consultant will not be exclusive to QC1 nor will Consultant necessarily be the sole consultant appointed by QC1.

II. Independent Contractor.
A. 1. Consultant agrees to perform its consulting duties hereto as an “independent contractor” as that term is defined under the Internal Revenue Code.

2. Nothing contained herein will be considered as creating an employer-employee relationship between the Parties to this Agreement.

B. The Parties acknowledge and agree that Consultant shall guarantee to conduct its operations and provide its services in a professional manner in accordance with good industry practice and applicable laws.

III. Time, Place and Manner of Performance.
A. Consultant will be available for advice and counsel to the officers and directors of QC1 at such reasonable and convenient times and places as may be necessary or agreed upon.

B. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time to be allocated by Consultant to any specific service, will be determined at the sole discretion of Consultant.

IV  Term of Agreement.
A. This Agreement is for an initial term of two (2) years from date of full execution.

B. This Agreement shall commence upon the closing of the Share Exchange Agreement of even date herewith.

C. This Agreement may be terminated prior to the end of its initial term by QC1 for cause, after providing Consultant with specific written notice of the basis for such cause, which, except as otherwise required by applicable law, shall be limited to:

1. Any willful breach of duty by Consultant; or

2. Any material breach by Consultant of its obligations under this Agreement.

V. Compensation and Expenses.
A. Compensation. As compensation for its services pursuant to this Agreement, Consultant shall be entitled to a maximum of three million (3,000,000) warrants to purchase a maximum of three million (3,000,000) shares of QC1’s common stock. The warrants shall be issued in accordance with the specific terms and conditions of the Warrant Agreement to be entered into simultaneously with this Agreement. All 3,000,000 warrants and the 3,000,000 shares underlying the warrants will be registered in a registration statement filed with the SEC as set forth in the Registration Rights Agreement of even date herewith.

B. Vesting of Warrants. Title and right to all 3,000,000 warrants shall vest in Consultant’s name upon execution of this Agreement regardless of the occurrence of any subsequent event, including, but not limited to, the cancellation of this Agreement for any reason by either Party.

C. Non-Dilution of Warrants and Underlying Securities. Each warrant representing the right to exercise the purchase of an underlying share of common stock of QC1, and each share of underlying common treasury stock of QC1 reserved for such warrant, shall maintain its relative percentage of QC1’s ownership in a 1:53,000,000 ratio regardless of any change in authorized stock subsequent hereto. This non-dilution right shall be in effect for the two (2) year period following the effective date of this Agreement.

D. Expenses. QC1 shall bear all investor relations and public relations expenses incurred in rendering Consultant’s duties in this Agreement, including the expenses of the services set forth in section I.A.4.b. above, provided that Consultant’s responsibility to bear the expenses of legal counsel shall cease upon QC1’s execution of the Share Exchange Agreement, and except for the agreement for Consultant to pay certain expenses in section I.A.4.c. above. QC1 shall at all times bear the cost of its accounting and auditing requirements under the federal securities laws.

VI. Duties and Obligations of QC1.
A. QC1 will furnish to Consultant such current information and data as necessary for Consultant to understand and base its advice to QC1, and will provide such current information on a regular basis, including at a minimum:

1. Financial Information: Current balance sheet, income statement, cash flow analysis and sales projections; officers and directors’ résumés or curriculum vitae; and,

2. Shareholder Information: Shareholder(s) list; debenture or common or preferred stock or option or warrant agreements which may affect the number of shares to be issued or outstanding, provided that Consultant may not sell, transfer or use any of such information for any purpose other than performance of its obligations under this Agreement.

B. QC1 will furnish Consultant with full and complete copies of all filings with all federal and state securities agencies, with full and complete copies of all shareholder reports and communications whether or not prepared with assistance of Consultant; and with all data and information supplied to any analyst, broker/dealer, market-maker, or any other member of the financial community.

C. During the term of this Agreement, QC1 will notify Consultant of any private or public offering of its securities, including those registered with the Securities Exchange Commission on Forms S-8 or pursuant to Regulations A, at least one day prior to the time they are filed, in order to permit Consultant to terminate any activities that would violate QC1’s obligations under the Securities Act to refrain from public information related activities during any so called “quiet periods.”

D. QC1 will be responsible for advising Consultant of any information or facts which would affect the accuracy of any prior data and information furnished to Consultant.

E. QC1 will be responsible for the filing of a registration statement as agreed in the Registration Rights Agreement to register the warrants and shares authorized pursuant to this Agreement. Failure to file a registration statement will subject QC1 to the liquidated damages provided in Section 3.4 of the Registration Rights Agreement.

VII. Confidentiality.
A. Consultant recognizes and acknowledges that it has and will have access to certain confidential information and trade secrets of QC1 and its affiliates that are the valuable, special and unique assets and property of QC1 and such affiliates.

B. Consultant will not, during the term of this Agreement or thereafter, disclose, without the prior written consent or authorization of QC1, any of such information to any person, for any reason or purpose whatsoever.

C. In this regard, Consultant agrees that authorization or consent to disclose by QC1 may be conditioned upon the disclosure being made pursuant to a secrecy agreement, protection order, provision of statute, rule, regulation or procedure under which the confidentiality of the information is maintained in the hands of the person to whom the information is to be disclosed or in compliance with the terms of a judicial order or administrative process.

VIII. Conflict of Interest.
A. Subject to its obligation to maintain the confidentiality of QC1’s confidential or proprietary information, Consultant will be free to perform services for other persons.

B. 1. Consultant will notify QC1 in writing of its intent to perform services for any other person when doing so is reasonably possible to conflict with its obligations under the Agreement.

2. Upon receiving such notice, QC1 may terminate this Agreement or consent to Consultant’s outside consulting activities.

IX. Disclaimer of Responsibility for Acts of Other Party.
A. 1. The obligations of Consultant described in this Agreement consist of the furnishing of information and advice to QC1 in the form of services.

2. In no event will Consultant be required by this Agreement to represent or make management decisions for QC1.

3. All final decisions with respect to acts and omissions of QC1 or any affiliates and subsidiaries, will be those of QC1 or such affiliates and subsidiaries, and Consultant will under no circumstances be liable for any expense incurred or loss suffered by QC1 as a consequence of such acts or omissions.

B. QC1 will not be responsible for policing the actions of Consultant or its agents or employees, whether or not related to the services provided under this Agreement but instead, is relying on the directives in this Agreement that all actions undertaken by Consultant or its agents or employees on behalf of QC1, whether under this Agreement or otherwise, will be in full compliance with all applicable laws and their implementing rules and regulations, as well as in compliance with the legally recognized rights of third Parties, whether pursuant to specific codes, statutes or common law. Consequently, QC1 shall not be responsible to anyone for any expense incurred or loss suffered by it as a consequence of any acts or omissions by Consultant or its agents or employees.

X. Indemnification.
A. QC1 will protect, defend, indemnify and hold Consultant and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by QC1; or (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by QC1 herein; or (c) gross negligence or willful misconduct by QC1.

B. Consultant will protect, defend, indemnify and hold harmless QC1 and its assigns and attorneys, accountants, employees, officers and directors harmless from and against all losses, liabilities, damages, judgments, claims, counterclaims, demands, actions, proceedings, costs and expenses (including reasonable attorneys’ fees) of every kind and character resulting from, relating to or arising out of (a) the inaccuracy, non-fulfillment or breach of any representation, warranty, covenant or agreement made by Consultant; or (b) any legal action, including any counterclaim, based on any representation, warranty, covenant or agreement made by Consultant herein or (c) gross negligence or willful misconduct by Consultant.

XI. Notices.

A. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to QC1:	If to Coast To Coast Equity Group, Inc.:

Attention: Louis J. Brothers	Attention: Charles J. Scimeca
628 Jamie Circle	9040 Town Center Parkway
King of Prussia, PA 19406	Bradenton, FL 34202

B. For purposes of notice, the address of each Party will be the address first set forth above; provided, however, that each Party will have the right to change its respective address for notices hereunder to another location by giving ten (10) days advance written notice to the other Party in the manner set forth above.

C. All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

XII. Miscellaneous Provisions.
A. Any waiver by either Party of a breach of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any subsequent breach by any Party.

B. This Agreement and the rights and obligations of Consultant hereunder may not be assigned without the written consent of the other Party.

C. It is the intention of the Parties that:

1. This Agreement and the performance hereunder and all suits and special proceedings hereunder be construed in accordance with the laws of the State of Florida, other than those pertaining to conflict of law.

2. In any action, special proceeding or other proceeding that may be brought arising out of, in connection with or by reason of this Agreement, the laws of the State of Florida, other than those pertaining to conflict of law, will be applicable and will govern to the exclusion of the law of any other forum, without regard to the jurisdiction on which any action or special proceeding may be instituted.

D. All agreements and covenants contained herein are severable and in the event any of them will be held to be invalid by any competent court, the Agreement will be interpreted as if such invalid agreements or covenants were not contained herein and the court will be, and is hereby authorized by the Parties, to craft such alternative legally enforceable provision in place of the one deemed unenforceable as will most closely reflect the inferred intent of the Parties.

E. This Agreement constitutes and embodies the entire understanding and agreement of the Parties and supersedes and replaces all prior understandings, agreements and negotiations between the Parties.

F. 1. Any waiver, alteration, or modification of any of the provisions of this Agreement will be valid only if made in writing and signed by the Parties.

2. Each Party hereto, may waive any of its rights hereunder without effecting a waiver with respect to any subsequent occurrences or transactions hereof.

G. Any controversy between the Parties involving any dispute or claim by, through or under, or the construction or application of any terms, covenants, or conditions of, this Agreement will, to the extent permitted by law, be held in the State of Florida, and all of the Parties executing this Agreement consent to the jurisdiction of such courts and shall not commence any action relating to this Agreement in any other jurisdiction.

H. 1. This Agreement may be executed simultaneously in two or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same instrument.

2. a. Execution and delivery of this Agreement by exchange of facsimile copies bearing the facsimile signature of a Party hereto will constitute a valid and binding execution and delivery of this Agreement by such Party.

b. Such facsimile copies will constitute enforceable original documents.

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement, effective as of the date set forth above.

QUETZAL CAPITAL 1, INC.

By: /s/ Louis J. Brothers, President
Louis J. Brothers, President

COAST TO COAST EQUITY GROUP, INC.

By: /s/ Charles J. Scimeca, President
Charles J. Scimeca, President